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                                                                     EXHIBIT 4.6

                              (TRANSLATION VERSION)

Telephone:                                                           SWIFT CODE:
2202202                                                                SANWCNBS
Fax:                                                                      TELEX:
2228135 2252255                                                 420297 UFJSZ CN

                            UFJ Bank Shenzhen Branch
                             (INCORPORATED IN JAPAN)

Contract No.: 02RMB-109
Date:         November 28, 2002

Name of Company: Dongguan Kwan Hong Electronics Co., Ltd.
Address: Second Industrial Zone, Siu Bin, CheungOn Town, Dongguan.

                  (REVOLVING) SHORT TERM RENMINBI LOAN FACILITY

According to the following terms and conditions, UFJ Bank, Shenzhen Branch is willing to make the following revolving short term Renminbi facility available to the Company:

AMOUNT AND PURPOSE

The Company can use the principal amount of the Short Term Renminbi Loan Facility (herein referred to as "Loan Facility"), according to the terms of the captioned agreement, offered by my bank, amounting to RMB SEVEN MILLION ( RMB 7,000,000.00 ) as the daily operating funds of the Company. Without getting the prior approval of the bank, the funds cannot be used for purposes other than that.

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DRAWINGS

The loan facility will be offered many times in a revolving form. During the validity period of the loan facility, the company can request to draw down the funds and which may subsequently be drawn again, partially or wholly, after repayment of loan at one time or many times, provided that (1) under the loan facility, the outstanding loan balance cannot exceed the principal amount at any time; and (2) the total outstanding loan balance under this loan facility and the associated loan facility granted by UFJ Bank, Hong Kong Branch to Kwanasia Electronics Company Limited, does not exceed the equivalent of HONG KONG DOLLARS TEN MILLION ( HKD 10,000,000.00 ), the exchange rate will be based on the current exchange rate set by the bank reasonably.

Under this loan facility, each advance may be drawn for periods not less than four months but cannot exceed half year. Regarding such loan period, the company should inform the bank clearly, in writing, the loan amount, the date of withdrawal, the repayment date and the repayment method when the company intends to draw the loan. If the company wants to draw the loan for period less than four months, he should get the prior approval from the bank before. Advance for each time may be drawn in minimum amount of RMB ONE MILLION (RMB 1,000,000.00) and any multiples thereof. Withdrawal notice should be treated as the evidence of the company promised to draw loan. The withdrawal notice should be received by the bank before 11:00 am (the Peking time) on the day, two working days before the withdrawal date. If any condition cannot be fulfilled, the withdrawal notice shall be treated as void.

Each loan amount should get the final approval of the bank. Unless the bank issued the loan confirmation, he should not bear the responsibility of provision of loan. After the provision of loan by the bank, each advance should be treated as a relative independent loan.

INTEREST

The yearly interest rate under this loan facility, will be based on the standard interest rate for loan of six months' period announced by the People's Bank of China times 97%. But if there is a compromise between both parties or there is a change of the standard interest rate of the People's Bank of China, the rate can be amended by using the form of interest rate amendment agreement.

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The date of calculating the loan interest will be at the 21st of the last month of each quarter. The interest will be collected at the date following the date of calculating the interest and the maturity date of the loan.

The method of calculating interest is based on the actual number of borrowing days of each loan, starting from the date of withdrawal to the maturity date. The yearly interest rate is calculated based on 360 days per year.

REPAYMENT

The principal and the associated interest of the advance under this loan facility should be repaid on the maturity date of the advance. If the maturity date is not a working day, then the repayment date of this advance should be deferred to the first working day after the maturity date. But if that working day will fall in the other calendar month, then the repayment date of the advance should be the working day before the maturity date.

EARLY REPAYMENT OF LOAN

Unless the company applies for early repayment of loan, in writing, to the bank and gets the bank's approval, no early repayment of each loan is allowed.

If the bank agrees the early repayment of the loan, the company should pay a compensation to the bank at the same time, other than the interest, calculate based on the original loan interest rate and the actual number of days of borrowing. The compensation should not exceed the interest should be paid, calculated based on the original interest rate times the number of days of borrowing from the date of early repayment to the maturity date.

PAYMENT OF LOAN

When the company withdraws the loan, the bank can transfer the fund to the Company's Renminbi account opened in the bank. The company repays the loan should transfer the fund to the Renminbi account assigned by the bank.

The bank will take the initiative to deduct the principal and the related interest of the loan from the company's Renminbi account opened with the bank upon the maturity date of the loan.

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Unless the company gets the written approval from the Foreign Exchange Bureau and the bank, the amount paid under this loan facility should be in Renminbi.

DEFAULT INTEREST

(1) If the company does not repay the principal, interest or other payment upon maturity, the company should pay the default interest on daily basis from the date of default to the date on which the bank receives payment in full of the sum due. The default interest should be based on the current default interest rate announced by the People's Bank of China; (2) If the loan or any part of it, is misappropriated, a default interest will be charged on that part based on the current rate announced by the People's Bank of China; (3) If the loan or any part of it, is misappropriated and due but unpaid, a default interest will be charged, based on the higher the rate.

TAXES

Under this loan facility, all payments, including principal, interest, handling charge and all other payments due from the company to the bank must be made in full and without any deductions, withholdings, set-off or ask for compensation. But, if according to any appropriate laws and regulations, Tax Bureau or any other authorized departments or any other departments request to charge, deduct, withhold or amortized any tax or expenses on the loan, the company should pay the bank that part of tax or expenses at once, so as to make sure the bank will receive the total payments due from the company to the bank under the loan facility. If the company is requested to pay the tax on the captioned loan, the company should provide the original receipt of payment of tax to the relevant government departments, tax bureau or other departments to the bank within thirty days of payment. And the payment should be made in the name of the bank.

FEES AND EXPENSES

Any fees and expenses, arises from this agreement and the related documents and in exercising this loan facility, should be borne by the company.

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GUARANTEE

The timeliness on repaying the loan under this loan facility (including all principal, interest, tax and other payments) will be guaranteed by Integrated International Limited and Kwanasia Electronics Company Limited (herein referred as "Guarantor") under the continuous guarantee (herein referred as "Guarantee"), which is a guarantee of unconditional, irrevocable responsibility of total amount.

PRE-REQUISITES

Only under the conditions that the bank receives the following documents and materials, requested by the bank, which complies with the requirements in format and content, the company can draw the loan, according to the relevant regulations, under this loan facility:

(1) an original of this loan facility with the signature of the company representative and the company chop, which signifies the agreement of this loan facility;

(2) a certified true copy of the current effective business permit of the company;

(3) a certified true copy of the current Memorandum and Articles of Association and / or other related documents of the organization structure, regulations of the company, together with a current register of directors;

(4) a certified true copy or an original of a directors' resolution on this agreement, the content should include they agree and authorize somebody or persons to sign this agreement, the related documents and business instructions;

(5) the signature card of the persons who are authorized by the company to sign this agreement and the withdrawal form;

(6) an original or a certified true copy of the authorization letter, permit, registration letter, approval form and other related documents issued by the relevant government departments and other administrative departments, as requested by the law;

(7) a guarantee form, which satisfies the requirements, in content and in form, of the bank, formally signed by the guarantor with the company seal;

(8) Directors' resolution, if appropriate, and shareholders' resolution of the guarantor. That resolution approves the terms of this guarantee form and authorize a person or some persons to represent the guarantor to sign this guarantee form and place the company seal; and a certified true copy of the latest lawful documents of the guarantor and the signature card of the authorized

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         representative(s);

(9) An acceptance of employment letter, which is valid under the law, issued by the prosecution agent of the guarantor;

(10) If appropriate, a currently valid credit card issued by the People's Bank of China (herein referred to credit card);

(11) A correct withdrawal notice made by the company and any other documents which show that the terms of this agreement, requested by the bank reasonably, are satisfied; and

(12)     Any other documents and information requested by the bank reasonably.

If the aforementioned documents are not originals, theses documents should be certified true copies, in the way, which satisfies the bank's requirements.

GUARANTEE AND PROMISE

When the company accepts this agreement, it implies that the company promises the following contents at the same time:

(1) The company is a currently existing business organization and is incorporated according to the laws of the People's Republic of China;

(2) The company had, according to the law and Memorandum and Articles of Association, taken up all the steps so as to have full authority to sign this agreement and the other relevant withdraw documents, appendices, to exercise all the liabilities and responsibilities of this agreement in withdrawal and repayment of loan;

(3) The company had collected all the approval forms, licenses, approval documents, authorization letter, permit issued from the relevant government departments and other supervisory departments and all other documents and certificates which should be collected so that the company can sign this agreement, borrowing the loan amount under this loan facility and fulfill the liabilities to repay the loan lawfully;

(4) Once this agreement becomes effective, it is lawfully binding on the company to fulfill all areas of responsibilities under this loan facility;

(5) The responsibilities and liabilities taken up by the company under this agreement should be preferential or equal to, at least, all other direct or indirect liabilities with no guarantee, of the company;

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(6)      The company had collected a credit card, per the request of the
         People's Bank of China, and makes sure that the card will remains effective when there are any new businesses under this agreement;

(7) There is no any existing or will exist event (situations such as those mentioned afterwards), which is in breach of contract, because of the withdraw of loan under this loan facility and the company had not in breach of those terms relating to the lending of loan or all other terms of the loan facility (the extent or format may or had adversely affected, in substance, the company);

(8) When the company withdraws the loan, according to the agreement, there is no or to the knowledge of the company, there is no or will not exist any event which in breach of contract;

(9) The company guarantees that the loan will be used in the purpose mentioned in the loan facility, the company specially guarantees that the loan will not be used in the events which are out of the scope of lawful business of the company;

(10) The company guarantees that there has been no and will have no important prosecution or threats of prosecution against the company, so as to affect the rights of the bank under this agreement;

(11) During the validity period of the agreement, the company should, according to the reasonable request of the bank, promptly provide the relevant financial information and documents and promise to co-operate with the checking and supervision due to the carry out of credit management for the goodness of the bank;

(12) The company guarantees that if the principal shareholder of the company had changed or may have change, he should inform the bank immediately and guarantees that the new successor will bear the liabilities as well; and

(13) During the validity period of the agreement, when the bank had justifiable reasons, because of whatever reasons, to believe that there is a depreciation of the guarantee provided under the guarantee form, the company should at any time, upon the request of the bank, to provide full guarantee, so as to ensure the bank can have the benefits and rights of guarantee which is the same as if there is no depreciation on the original guarantee.

The company should promise at the same time, that all the aforementioned guarantees and promises will remain true and effective during the validity period of the agreement, and should make such promise regularly on each withdrawal day, day of repayment of interest and day of repayment of loan.

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EVENTS OF DEFAULT AND TREATMENT

Under the following situations, the company will be treated as in breach of contract:

(1) If the company cannot repay the amount upon the maturity day, or he cannot fulfill or comply with his responsibilities, or he cannot repay the liabilities to any creditor; or

(2) If there is any evidence shows that, or the bank had justifiable reasons to assure that the guarantee and promises made by the company under this agreement are unreal or the guarantees and promises cannot be fulfilled or complied with; or

(3) If the company fulfills the responsibilities or the bank exercises the rights under this agreement becomes unlawful under any appropriate laws; or

(4) The company had ceased or will cease his business, disband, winding up or terminate the business because of other reasons, or stop the business automatically for more than ten days; or

(5) If there is a start up of a liabilities reconstruction, arrangement, restructuring, disband or cease business, compromise on liabilities or a proceeding on a significant part of the company's assets under law or court order of winding up or a receiver, trustee, liquidator or executor of seize has been authorized on a significant part of the company's assets; or

(6) If there is a similar situation like those mentioned in item (1) to (5) above happened on the guarantor; or

(7) Under the happening of any other events or situations, and these events, from the bank's view point, had a real and adverse effects on the company's or guarantor's financial status or the company's or guarantor's abilities to fulfill the responsibilities under the loan facility or guarantee form; or

(8) The company had used the loan for any other purposes which are not allowed under the agreement or the bank had justifiable reasons to believe that the company had misappropriate the loan; or

(9) The company had signed any agreement or contract with third party which will adversely affect the rights of the bank under this agreement or the company had in breach of contract or agreement whereas the company is one party of the contract or agreement and such breach will adversely affect the bank's benefits under this agreement directly; or

(10) The bank had justifiable reasons to believe that the company had performed some acts which are in breach of the terms of this agreement; or

(11) The guarantor had or had not performed some acts which are in substance in breach of the responsibilities under the guarantee form; or

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(12)     This agreement, guarantee form, because of whatever reasons, terminates to be effective in full or becomes invalid or they are be treated as void, or cannot be executed.

Under the situations that the company is in breach of contract, the company should inform the bank immediately, the bank has the right to take the initiative to carry out part of or all of the following measures:

(1) The bank has the right to frozen part of or all of the company's accounts opened with the bank and he can direct debit the amount due but unpaid from the accounts;

(2) According to the terms of this agreement, the bank will impose default interest, and will charge compound interest on the interest due but unpaid;

(3) Terminate to release any amount which are not yet withdraw and to announce that part of or all of the loan (including interest) are due now, and at the same time requests the company to repay all the loan, according to our request either in writing or over the phone;

(4)      Get the compensation under the terms set out in the guarantee form;

(5) Perform any measures which are sufficient to protect the bank's rights under this agreement.

Taken up aforementioned measures should not affect the rights the bank already got under this agreement and the rights the bank got according to the law.

GOVERNING LAW

This agreement is governed by and shall be construed in accordance with the laws of PRC and the explanation, execution of this agreement and any disputes on the contents of this agreement shall submit to the non-exclusive jurisdiction of the courts of Shenzhen.

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OTHERS

This agreement takes effect after signed by the representatives of the bank and the company, the validity of this loan starts from the date of this agreement becomes effective to 31 March 2003. The agreement can be extended after the investigation made by the bank and both parties signed a confirmation, in writing, on extension.

If there is a change on or new rules formulated under the governing law, or any government departments or other management organizations, which are responsible to carry out the law or the court, which is of power to govern the explanation of this agreement, which makes the execution of the responsibilities or any part of this agreement unlawful or there is an increase in the cost incurred by the bank in fulfilling this agreement, or the terms of this agreement changes according to the change in law, or the bank thinks that it is necessary and reasonable, the bank reserves the following right: cancel or amend the terms and conditions of the loan not yet withdraw at any time; and / or at any time requests the company to repay the loan at once.

This agreement is in duplicate, the company and the bank each keep one copy.

If the company accepts the aforementioned terms and conditions, the company is requested to sign and imposed the company chop as well. After that, one copy should be returned to the bank so as to show that the company agrees that the agreement is binding on the company.

Any appendix of this agreement is treated as an inseparable part of this agreement.

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UFJ Bank Limited Shenzhen Branch

(Signed with chop)

_____________________
Name: Arm Tin Kin Yat
Designation: General Manager

                         ******************************

Agreed and Accepted the aforementioned agreement
Dongguan Kwan Hong Electronics Co Ltd.

(Signed with chop)

____________________
Name: Tam Man Chi
Designation: Managing Director
Date: 16 December 2002
Chop: